Exhibit 10.13
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is made between comScore Networks, Inc. (“Company”), a Delaware corporation, and Sheri Huston (“Employee”).
     In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.
     1. Separation. Employee’s last day of work with the Company and Employee’s employment termination date will be February 28, 2006 (the “Separation Date”). Until the Separation Date, Employee agrees to provide reasonable transition assistance, including without limitation, commercially reasonable efforts to complete the projects listed under Paragraph 1 of the Transition Summary attached as Exhibit B, and handing off of the projects listed under Paragraphs 2-5. From time to time, after the Separation Date, Employee shall be available to respond to transition related questions, to the extent reasonable.
     2. Accrued Salary and Paid Time Off. The Company will pay Employee for all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings, on the Company’s ordinary payroll dates. Employee is entitled to the payments described in this section even if Employee elects not to execute this Agreement.
     3. Severance Benefits. The Company will pay severance to Employee in the form of a lump sum payment for an amount equivalent to six (6) months of the Employee’s current base salary (the “Severance Payment”). The Severance Payment shall be made on the Separation Date. In addition, Employee is eligible; for and shall be paid a bonus payment of $73,788 attributable to 2005 performance (the “Bonus”) The Bonus shall be paid upon full execution of this Separation Agreement. Both the Severance Payment and the Bonus will be subject to standard payroll deductions and withholdings.
     4. Health Insurance. Beginning the first month following the month of separation, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Employee will be eligible to continue Employee’s group health insurance benefits at Employee’s own expense. On the Separation Date, Company will make a lump sum payment to Employee of $9014.00, subject to standard payroll deductions and withholdings, intended to be equivalent to Company’s portion of Employee’s health insurance premiums for a six (6) month period.
     5. Other Compensation or Benefits. If Employee elects to exercise Employee’s vested stock options, Employee must exercise such vested stock options within ninety (90) days of the Separation Date in accordance with the terms and conditions of the comScore Networks, Inc. 1999 Stock Plan Stock Option Agreement. In addition, Company’s Chief Executive Officer has agreed to designate Employee as a Participant pursuant to Section 2.1(iii) of the Company Incentive Plan created by Company’s Board of Directors on August 1, 2003, attached hereto as Exhibit C.

Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive any additional compensation, severance or benefits from the Company after the Separation Date.
     6. Expense Reimbursements. Employee agrees that, within ten (10) days of the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice.
     7. Return of Company Property. By the Separation Date, Employee agrees to return to the Company all Company documents (ad all copies thereof) and other Company property that Employee had in Employee’s possession at any time, including, but not limited to, Company files, manuals, notes, drawings, records,: business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding- anything to the contrary, Company shall remove all Company materials from Employee’s laptop, and effective as of the Separation Date, Company hereby transfers ownership over Employee’s laptop to Employee. In the event that Employee discovers any Company materials that failed to be removed from the laptop, Employee shall treat such information as Company confidential Information, promptly notify Company of such discovery and permit Company or an independent third party to take reasonable actions to remove or destroy such information. Company makes no warranties as to the operation of the laptop, and assumes no responsibility over its maintenance.
     8. Proprietary Information and Noncompetition Obligations. Employee acknowledges Employee’s continuing obligations under Employee’s Employment, Invention Assignment and Non-disclosure Agreement, a copy of which is attached hereto as Exhibit A, including but not limited to, Employee’s obligations related to confidentiality and noninterference with personnel relations.
     9. Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to Employee’s immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Employee agrees not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding anything to the contrary, the parties shall mutually agree on the positioning if the communication regarding Employee’s separation to Company personnel, and to any third parties, and such agreed-upon positioning may be disclosed by either party.

     10. Non-Disparagement. Each party agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the other party, or damage or interfere with the business of the Company. For the purposes of this paragraph, “party” shall mean the Company’s current officers and directors. This non-disparagement provision shall not in any way prevent the parties from disclosing any information to their attorneys or in response to a lawful subpoena or court order requiring disclosure of such information. Both parties agree that the separation was not a function of Employee’s performance.
     11. Release of All Claims/Indemnification. Company hereby releases, acquits and discharges Employee, and Employee hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors,’ agents, servants, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Virginia Human Rights Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing. This release does not extend to the Company’s right to pursue all available legal remedies against Employee for any intentional torts, gross negligence, illegal acts, or acts for which criminal penalties are available. Company shall indemnify Employee from and against any loss, damages, liabilities, judgments, settlements or costs and expenses, (including reasonable attorneys’ fees) incurred by Employee to defend against any third party claims arising out of or in any way connected with Employee’s employment with the Company, or Employee’s performance thereunder, to the extent authorized by the Company’s Bylaws.
     12. Cooperation. Employee agrees to reasonably cooperate with the Company in good faith in any internal investigation or administrative, regulatory, or judicial proceeding, including without limitation, making herself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with her other permitted activities and commitments. Employee understands that in the event the Company asks for her cooperation in ‘accordance with this provision, the Company will reimburse her solely for (a) reasonable out-of-pocket expenses, including travel, lodging and meals, upon her submission of receipts. and (b) to the extent that she is requested by the Company to cooperate in such an investigation or proceeding for more than 40 cumulative hours, a daily rate of $950 per day, within 15 days of receipt of an invoice.
     13. ADEA Waiver. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and the release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will become effective on the. date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee. In addition, this Agreement specifically incorporates and includes by reference all other legally required federal and state notice and rescission periods applicable to Employee.
     14. Remedies. Employee and the Company each agree that it would be impossible or inadequate to measure and calculate the other’s damages from any breach of the covenants set forth in the “Confidentiality” Section above. Accordingly, Employee and the Company each agree that the non-breaching party will have available, in addition to any other right or remedy available, in law, in equity or otherwise, the right to obtain injunctive relief against the threatened breach of the “Confidentiality” Section or the continuation of such breach by the breaching party, without the necessity of proving damages.
     15. Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     16. Costs. The parties intend that each shall bear its own costs (including attorney’s fees), if any, that may have been incurred relating to this Agreement.
     17. No Admission of Liability. This Agreement is not intended as an admission of liability by any party.
     18. Effective Date. This Agreement will become effective on the latter of: (a) February 28, 2006; or (b) after seven days have passed since Employee signed the Agreement, assuming that Employee does not revoke the Agreement (the “Effective Date”).
     19. Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows:

To Company:	comScore Networks, Inc.
Attention: Corporate Counsel
11465 Sunset Hills Drive, Suite 200
Reston, VA 20190

To Employee:	Sheri L. Huston
9541 Noory Court
Vienna, VA 22182
773.25 1.7466
     20. Miscellaneous. This Agreement, including Exhibits A, B and C, constitutes the full and entire understanding and agreement between the parties regarding the subjects hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both Employee and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia as such laws are applied to agreements between Virginia residents entered into and performed entirely in Virginia.
     In Witness Whereof, the undersigned have executed this Agreement as of the date written below.

COMPANY:

COMSCORE NETWORKS, INC.

By:	/s/ Magid Abraham
Magid Abraham, Chief Executive Officer

EMPLOYEE:

/s/ Sheri Huston Sheri Huston	2.09.06 Date
Exhibit A — Employment, Invention Assignment and Non-disclosure Agreement
Exhibit B — Transition Summary
Exhibit C — comScore Networks, Inc. Incentive Plan created August 1, 2003

Exhibit A — Employment, Invention Assignment and Non-disclosure Agreement
COMSCORE NETWORKS, INC.
EMPLOYMENT, INVENTION ASSIGNMENT
AND NON-DISCLOSURE AGREEMENT
     As a condition of my employment with comScore Networks, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:
     1. At-Will Employment. I understand and acknowledge that my employment with the Company constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself.
     2. Confidential Information.
          (a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including but not limited to research, product plans, products, services, customer lists and customers (including but not limited to customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulae, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
          (b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
          (c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

     3. Inventions.
          (a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (each referred to as “Prior Invention”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached. I represent that there are no such Prior Invention. If in the course of my employment with the Company. I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine, unless I and the Company have agreed otherwise in writing with respect to such Prior Invention.
          (b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright of similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.
          (c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
          (d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) within the scope of and during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
          (e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense (including payment to me of commercially reasonable consulting fees if I am no longer an employee of the Company), in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
          (f) Exception to Assignments. I understand that, whether or not I am a California resident, the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit D). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.
     4. Conflicting Employment. I agree that, during the term of my employment with Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.
     5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.
     6. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
     7. [7(a) and (b) FOR SENIOR EMPLOYEES] No Solicitation of Employees and Non-Competition. (a) In consideration for my employment by the Company and other valuable consideration, receipt of which is acknowledged, I agree that for a period of twelve (12) months immediately following the termination of my relationship with the company for any reason, with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.
          (b) In exchange for such same consideration, I also agree that in the event I shall at any time cease to be associated with the Company as an employee, officer and/or director, I shall not, for a period of twelve (12) months thereafter, as an officer, director, employee, consultant, principal or trustee on behalf of any other person, firm, corporation or other entity, engage in any business or activity that competes with the business of the Company as now conducted or as conducted as of the time I leave the Company, nor shall I solicit or assist any person, firm, corporation, association or other entity in soliciting any customer of the Company for purposes competitive with the business of the Company.

     8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.
     9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
     10. Arbitration and Equitable Relief.
          (a) Arbitration. Except as provided in Section 9(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Fairfax County, Virginia, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall decide on which of the Company or me (or a combination thereof) shall pay the costs and expenses of such arbitration and the counsel fees and expenses of each of the Company and me.
          (b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3 and 5 herein. Accordingly, I agree that if I breach any provision of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.
     11. General Provisions.
          (a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Virginia. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Virginia for any lawsuit filed there against me by the Company arising from or relating to this Agreement.
          (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to the Agreement nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
          (c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
          (d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefits of the Company, its successors, and its assigns.

     This Employment, Invention Assignment and Non-Disclosure Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Date: 3/27/02		/s/ Sheri L. Huston
Signature

Sheri L. Huston
Name of Employee

{illegible}
Witness

COMSCORE NETWORKS, INC.

	By:	/s/ Magid Abraham

Magid Abraham
President, CEO

EXHIBIT A
LIST OF PRIOR INVENTIONS AND
ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

☑	No inventions or improvements

☐	Additional Sheets Attached

Signature of Employee:	/s/ Sheri L. Huston
Print Name of Employee:	Sheri L. Huston
Date:	{illegible}

EXHIBIT B
COMSCORE NETWORKS, INC.
TERMINATION CERTIFICATION
     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to comScore Networks, Inc., its subsidiaries, affiliates, predecessors, successors or assigns (together, the “Company”).
     I further certify that I have complied with all the terms of the Company’s Employment, Invention Assignment and Non-Disclosure Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
     I further agree that, in compliance with the Employment, Invention Assignment and Non-Disclosure Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietory information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT C
COMSCORE NETWORKS, INC.
CONFLICT OF INTEREST GUIDELINES
     It is the policy of comScore Networks, Inc. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President or another proper executive officer of the Company and written approval for continuation must be obtained.
     1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment Invention Assignment and Non-Disclosure Agreement elaborates on this principle and is a binding agreement.)
     2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
     3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.
     4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
     5. Initiating or approving any form of personal or social harassment of employees.
     6. Holding outside directorships in suppliers, customers or competing companies, where such directorship might influence in any manner a decision or course of action of the Company. Permitting personal investments (if any) in, and personal financial speculation (if any) with respect to, suppliers, customers or competing companies, to influence in any manner a decision or course of action of the Company.
     7. Borrowing from or lending to employees, customers or suppliers, other than de minimis amounts. De minimis amounts shall specifically include, but not be limited to, amounts of up to $100 per employee, customer and supplier at any one time, provided that, the aggregate amount for all employees, customers and supplier does not exceed $1000.
     8. Acquiring any real estate interest of the Company.
     9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other persons or entity with whom obligations of confidentiality exist.
     10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

     11. Making any unlawful agreements with distributors with respect to prices.
     12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.
     13. Engaging in any conduct which is not in the best interest of the Company.
     Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in immediate discharge.

EXHIBIT D
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
     “ (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
          (2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit B — Transition Summary

1. General: Sheri
Finalize all 2005 bonus payments and reconcile to accrual	Jan 31
Secure term sheets for EMC financing	Feb 3
Unwind from all signatory positions and secure board
resolutions to such	Feb 3
Coordinate and document 2006 goats for Acctg/Finance	Feb 3
Waiver from GE for timing of audited F/S

2. Accounting: Pete
Train staff on Plan and tracking for cMS bonuses	Feb 3
Fair value assessments for SurveySite and Q2	Feb 24
(required annually)
Review and document initial fair value allocation and basis For amortization period, attempt to have EY sign off before official fieldwork commences	Feb 17
Recommend business process/contract term changes that could help smooth revenue recognition, clear definition of “output measures” acceptable to SEC
Transition car table (waterfall analysis) and investor contacts	Feb 17
Audit committee charter	Feb 28

3. Finance: Lisa
Complete valuation update	Feb 28
Support implementation of time tracking system,
Lisa and Farokh to be visible champions
Finalize elements
Further development of training plan and curriculum
Coordinate feedback from pilot
Document initial custom reports	Feb 28
Walk Lisa through board update and info req’s	Feb 3
Improve and expand monthly reporting allocations	Feb 10

4. Legal: Chris
Rockcrest certification and monthly reporting	Feb 3

5. Open: HR/Finance/Legal
Analysis of alternative equity incentive arrangements and recommendation Analysis of business structures in far eastern countries (acctg/legal/HR,etc.)
U.S. 401K enhancements and employee training update Retirement savings plan for Canadian employees Commission/bonus plans (legalese and goals) for 2006 Recommend business process/contract term changes that could help smooth revenue recognition, clear definition of “output measures” acceptable to SEC, etc.

Q2 earn out tracking

8

CONFIDENTIAL
[ComScore Letterhead]

11465 Sunset Hills Road, Suite 200
Reston, VA 20190
February 28, 2006
Ms. Sheri Huston
9541 Noory Court
Vienna, VA 22182
Subject:
Dear Sheri:
     As agreed between you and comScore Networks, Inc. (“comScore” or the “Company”), for the period starting March 1, 2006 and ending March 31, 2006 (the “Transition Period”), you will have access to your comScore e-mail and the comScore virtual private network (“VPN”) in order to facilitate transition. During the Transition Period, you agree not to represent yourself as an agent of the Company unless otherwise authorized in writing by the Company. Any comScore information obtained or received by this e-mail or VPN access shall be considered comScore proprietary and confidential information (“comScore Confidential Information”) and subject to the Employment. Invention Assignment and Non-disclosure Agreement confidentiality obligations. Upon expiration of the Transition Period, you agree to destroy or return all comScore Confidential Information and, if requested by the company certify its destruction. Please confirm your agreement by signing where indicated below.

Sincerely,
/s/ Christiana Lin
Christiana L. Lin, Esq.
comScore Networks, Inc.

Accepted and agreed to:

By:	/s/ Sheri L. Huston
Printed Name: Sheri L. Huston
Date: 2.28.06

Exhibit C — comScore Networks, Inc. Incentive Plan
COMSCORE NETWORKS, INC.
INCENTIVE PLAN
      1. Creation of Incentive Plan
          In order to encourage and reward certain officers, certain founders and key employees of comScore Networks, Inc. (the “Company”) for making efforts to increase company and stockholder value, remaining in the Company’s service, pursuing a potential change of control transaction, if appropriate, and/or transferring any personal goodwill relating to the Company, the Company’s Board of Directors (the “Board”) has resolved to create this Incentive Plan, as may be amended from time to time (the “Plan”). Any capitalized terms shall have the meaning set forth in this plan. The Plan is an incentive plan and is not subject to the Employee Retirement Income Security Act of 1974, as amended.
      2. Determination of Participants
          2.1 A portion of the payments under the Plan will be provided to certain predetermined individuals (or their affiliated entities) pursuant to Section 4.1 (the “Predetermined Participants”). The Predetermined Participants shall consist of the following: (i) partnerships or limited liability companies affiliated with Magid Abraham and Gian Fulgoni, (ii) all individuals employed by the Company at the time of a Liquidation Event (defined below) with titles and positions at least as senior as a Vice President of the Company and (iii) former employees of the Company (or their respective heirs) who, at the time of such employee’s separation from the Company, (x) were members of a select group of management or highly compensated employees and (y) were designated by the Company’s Chief Executive Officer as Participants.
          2.2 The Plan Committee (as defined in Section 8.3), in its sole discretion, may from time to time select any other officers and key employees eligible to participate in the Plan (the “Discretionary Participants”). The list of Discretionary Participants shall be set forth on Exhibit A hereto, which may be amended by the Plan Committee from time to time. The Plan Committee may select any or all of the Discretionary Participants at any time after the date of the adoption of this Plan until immediately prior to the consummation of a Liquidation Event. The Plan Committee may select Discretionary Participants who are also Predetermined Participants, such that those individuals (or their affiliated entities) may receive payments pursuant to Section 4.1 and Section 4.2 hereunder The Plan Committee, in its sole discretion, may select new Discretionary Participants or withdraw previously selected Discretionary Participants from the Plan. Together, the Predetermined Participants and the Discretionary Participants are the “Participants.”
          2.3 In addition to the condition specified in Section 2.1, it shall be a condition precedent to a Participant’s eligibility for a payment under the Plan that such Participant (or in the case of any Participants which are partnerships or limited liability companies affiliated with Magid Abraham and Gian Fulgoni. Magid Abraham and or Gian Fulgoni as natural persons) execute and not revoke a waiver and release in favor of the Company in the form attached as Exhibit B hereto (a “Release”), all as provided in this Section 2.3. Prior to the distribution of any payments pursuant to this plan the Company shall send by overnight courier or by hand delivery to each Participant a written notice describing the material terms of the Liquidation Event, at the address last shown on the records of the Company for such Participant (the “Transaction Notice”). A Participant may elect to share in the Potential Transaction Payment (as defined below), on the terms and conditions set forth in Plan, by notifying the Company of such election in writing and delivering to the Company an executed Release (such election and delivery, a “Plan Election”) by overnight courier or by hand delivery to the Company’s principal office. A Participant may make a Plan Election at any time prior to the distribution of any payments under this Plan. Any Participant who does not submit a Plan Election shall not be entitled to share in the Potential Transaction Payment hereunder and shall be deemed not to be a Participant hereunder. Furthermore, no Participant shall be eligible to receive any Liquidation Proceeds (as defined below) under this Plan unless and until he or she executes and delivers to the Company a participation notice in the form attached as Exhibit C hereto (a “participation Notice and Agreement”).
     3. Amount of Potential Transaction Payment
          3.1 The maximum amount of payments available, in the aggregate, under this Plan (the “Potential Transaction Payment”) shall be an amount up to 10% of any Liquidation Proceeds (as defined below).
          3.2 Subject to the terms of this Plan, the Potential Transaction Payment shall be paid to Participants in the same form of consideration as received by the Company’s stockholders in the Liquidation Event; provided that, the Company (or its acquirer or successor) may, in the sole discretion of the Board, attempt to provide that, to the extent reasonably practicable, payments shall be paid in the form of cash or readily tradable securities to the extent necessary to satisfy the tax obligations, of the Participants occurring by reason of their receipt of payments under this Plan, To the extent payments hereunder are paid in the same securities as received by the Company’s stockholders, the value of such securities for the purposes of payment of payments shall be determined in the same manner as the value of the Liquidation Proceeds is determined for purposes of calculating applicable liquidation preferences under Article IV. Section B(2)(d)(ii)the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”). Payments payable to a Participant hereunder shall be payable by the Company (or its acquiror or successor) and such payments are and, after the Liquidation Event, shall remain the liability and obligation of the Company (or its acquiror or successor).
      4. Participant Allocations
          4.1 Subject to the conditions precedent hereunder, as consideration for their services to and or personal goodwill relating to the Company, and subject to adjustment pursuant to Section 5.2 below, each Predetermined Participant shall receive a pro-rata share of the Liquidation Proceeds equal to the product of (i) 0.75 and (ii) the quotient of (x) the sum of (A) the number of shares of common stock held by such Predetermined Participant and (B) the number of Earned Options (as defined below) held by such Predetermined Participant and (y) the aggregate number of shares of common stock and Earned Options held by all Predetermined Participants (the “Predetermined Transaction Percentage”). Subject to adjustment pursuant to Section 5.2 below, the aggregate Predetermined Transaction Percentage shall not exceed 75% of the Potentia Transaction Payment.
          4.2 Subject to the conditions precedent hereunder, as consideration for their services to and or personal goodwill relating to the Company and subject to adjustment pursuant to section 5.2 below, each Discretionary Participant shall receive a percentage of the Liquidation Proceeds as determined by the Plan Committee, in its sole discretion, from time to time (the “Discretionary Transaction Percentage”). Each Discretionary Participant’s Discretionary Transaction Percentages shall be as set forth opposite the name of such Discretionary Participant or Exhibit A hereto, as amended by the Plan Committee from time to time; provided that, subject to Section 5.2, the aggregate percentage of the Potential Transaction Payment allocated to the Discretionary Participants shall not exceed 25% (the “Maximum Aggregate Discretionary Percentage”) No later than the time of a Liquidation Event, the Maximum Aggregate Discretionary Percentage shall have been allocated by the Plan Committee. The Plan Committee, in its sole discretion, may increase or decrease each Discretionary Participant’s Discretionary Transaction Percentage, subject to the limit on the Maximum Aggregate Discretionary Percentage set forth above. Together, the Predetermined Transaction Percentages and the Discretionary Transaction Percentages are both “Transaction Percentages.”
          4.3 The Potential Transaction Payment shall be determined (in good faith by the Plan Committee) immediately after the Liquidation Date, unless the Liquidation Proceeds include Contingent Consideration. In such event, the portion of the Potential Transaction Payment not attributable to the Contingent Consideration (the “Non-Contingent Payment”) will be determined (in good faith by the Board) immediately after the Liquidation Date, and the portion of the Potential Transaction Payment attributable to the Contingent Consideration, and each Participant’s portion of the payment payment attributable to such Contingent Consideration, will be paid on a pro-rata basis to all Participants, in proportion to each Participant’s percentage of the Non-Contingent Payment.
      5. Amount of Participant Payment
          5.1 Provided that a Participant meets the eligibility requirements set forth in Section 2 and 4 of this Plan and this Plan has not been terminated, the payment amount for each Participant shall equal the sum of (a) the Fixed Amount (as defined below) and (b) the aggregate Variable Amounts (as defined below).
               (a) The “Fixed Amount” for a particular Participant shall equal (i) the individual Payment (as defined below) minus (ii) the value, as of the Liquidation Date, of the individual Payment for such Participant that is attributable to the Contingent Consideration set forth in the merger agreement or other agreements evidencing the Liquidation Event (if any).
               (b) Each “Variable Amount” for a particular Participant shall equal the individual Payment for such Participant that is attributable to the Contingent Consideration Amount (as defined below) set forth in the merger agreement or other agreements evidencing the Liquidation Event.

          5.2 The “Individual Payment” for a particular Participant shall equal the greater of zero and (i) the product of (x) the Potential Transaction Payment and (y) such Participant’s Transaction Percentage (the “Plan Proceeds”) minus (ii) amounts to be received by such Participant as a result of the exercise or cash-out of options to purchase the Company’s common stock issued pursuant to any incentive plan of the Company (net of any exercise price) or the ownership of the Company’s common stock originally purchased as common stock (the “Equity Proceeds”). For avoidance of doubt, to the extent that the Individual Payment as calculated hereby is negative for a particular Participant, such that the Equity Proceeds exceed the Plan Proceeds for such Participant. such Participant shall receive only the Equity Proceeds, but shall not owe the Company anything in respect of the negative Individual Payment. To the extent that Equity Proceeds are deducted from a particular Participant’s Individual Payment, the amount of such Equity Proceeds shall also be deducted from the aggregate Potential Transaction Payment; the amounts deducted shall not be redistributed among the other Participants. The Plan Committee in its good faith shall determine the amounts described in this Section 5, based on the values set forth in the merger agreement or other agreements evidencing the Liquidation Event.
     6. Payment Date
          Payments (less applicable tax withholdings) will be paid to each eligible Participant by the Company (or its acquiror or successor) as follows: (a) the Fixed Amount, if any, shall be paid within thirty (30) calendar days after the Liquidation Date and (b) each Variable Amount, if any, shall be paid within 30 days after the date of the actual payment of the corresponding Contingent Consideration Amount to the Company’s stockholders. No payments will be paid under this Plan if no Liquidation Event closes prior to the termination of this Plan.
      7. Excise Tax
          7.1 This Section 7 shall apply, as to a particular Participant, only if the Auditors (as defined below) determine that such Participant, on an after-tax basis, would receive more value under this Plan after the application of this Section 7 than before the application of this Section 7. For this purpose, “after-tax basis” shall mean a calculation taking into account all federal and state income and excise taxes imposed on the Participant, including (without limitation) the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If this Section 7 is applicable, it shall supersede any conflicting provision of this Plan.
               (a) Basic Rule. The Company shall not make any payment or property transfer to, or for the benefit of, the Participant (under this Plan) that would subject the Participant to the excise tax described in Section 4999 of the Code. All calculations required by this Section 7 shall be attested to by the independent auditors retained by the Company most recently prior to the Liquidation Event (the “Auditors”), based on information supplied by the Company and the Participant, and shall be binding on the Company and the Participant. All fees and expenses of the Auditors shall be paid by the Company. Any proceeds not distributed to any Participants pursuant to section 7 shall be added to the Liquidation Proceeds which may be allocated to the Discretionary Participants by the Board pursuant to Section 4.2; provided that, the Board, in its sole descretion, may determine that any or all of such amounts may be deducted from the aggregate Potential Transaction Payment and not redistributed among the Participants.

               (b) Reductions. If the amount of the aggregate payments or property transfer to the Participant must be reduced under this Section 7, then the Participant shall direct in writing which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company’s written consent.
      8. Effective Date; Amendment/Termination of Plan
          8.1 This Plan becomes effective on the date on which this Plan is authorized and approved by the stockholders of the Company. With the consent of Magid Abraham (for so long as he is Chief Executive Officer) and Gian Fulgoni (for so long as he is Chairman), the Board may at time amend or terminate this Plan; provided that (i) such amendment or termination is reflected written Board resolution, (ii) no amendment or termination is effected after the date that the Company enters into a definitive agreement to effect a Liquidation Event, (iii) in the event of the death or incapacitating disability of Magid Abraham or Gian Fulgoni, the consent of the heirs or guardian of such individual shall not be required to amend or terminate this Plan and (iv) with respect to any amendment of the Potential Transaction Payment in Section 3.1, such amendment shall require the approval of the Board and the consent of Magid Abraham (for so long as he is Chief Executive Officer of the Company), Gian Fulgoni (for so long as he is Chairman of the Company) holders of not less than sixty percent (60%) of the voting power of the then outstanding shares of Preferred Stock of the Company, voting as a single class, on an as-converted basis. Notwithstanding provision in this Plan to the contrary, regardless of their employment status with the Company, Plan may not be amended or terminated without the consent of Magid Abraham or Gian Fulgoni, such amendment or termination would have the effect of reducing the proceeds potentially payable such person (or his affiliated entities) below 75% of what such person (or his affiliated entities) would otherwise be entitled to receive under the terms of the Plan.
          8.2 Notwithstanding the above, this Plan shall terminate on the date (i) of the initial public offering of the Company’s securities under the Securities Act of 1933, as amended and/or (ii) immediately prior to an Automatic Recapitalization (as defined in the Restated Certificate.
          8.3 Subject to Section 8.1, a committee of the Board (the “Plan Committee”) consisting of (i) the members of the compensation committee of the Board and (ii) Magid Abraham shall have discretion and authority to administer the Plan and to control its operation, including, but limited to, the power to (a) determine which employees shall be eligible to become Discretionary Participants, (b) interpret the Plan, (c) determine the Discretionary Transaction Percentages for each Discretionary Participant, (d) adopt rules for the administration, interpretation and application of the Plan (including, but not limited to Section 3.2) as are consistent therewith, and (e) interpret, amend or revoke any such rules. The Plan Committee may delegate the administration of the Plan and such other aspects of the Plan (which may include any or all of the determinations and calculations required by the Plan) to such persons as the Plan Committee shall deem appropriate, and no such person nor any member of the Plan Committee shall be liable to any person for any action, determination or calculation in connection with the Plan made in good faith. Each such delegate and each such member of the Plan Committee shall be fully protected in taking any action hereunder in reliance in good faith upon the books and records of the Company or upon such information, opinions, reports or statements presented to them by any person as to matters such delegate or member of the Plan Committee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Plan Committee or the Company. Any determination, decision or action of the Plan Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. Notwithstanding any provision to the contrary in this paragraph, the Plan Committee, may not amend Section 2.1, 3.1 or 4.1. which set forth the provisions governing the Predetermined Participants, the Potential Transaction Payment and the Predetermined Transaction Percentage, and the definition of “Earned Options”: provided that, (i) in the event of the death or incapacitating disability of Magid Abraham or Gian Fulgoni, the consent of the heirs or guardian of such individual shall not be required to amend any provision of this Plan and (ii) with respect to any amendment of the potential Transaction Payment in Section 3.1, such amendment also shall require the approval of the entire Board and the consent of Magid Abraham (for so long as he is Chief Executive Officer of the Company), Gian Fulgoni (for so long as he is Chairman of the Company) and holders of not less than sixty percent (60%) of the voting power-of the then outstanding shares of Preferred Stock of the Company, voting as a single class, on an as-converted basis. Notwithstanding any provision in this Plan to the contrary, regardless of their employment status with the Company, the Plan may not be amended or terminated without the consent of Magid Abraham or Gian Fulgoni, if such amendment or termination would have the effect of reducing the proceeds potentially payable to either of such individuals (or their affiliated entities) below 75% of what such individual (or their affiliated entities) would otherwise be entitled to receive under the Plan.
     9. Confidentiality Obligation
     This Plan is a special program adopted by the Company solely for the benefit of those who are designated as Participants in the Plan. Each Participant has an affirmative obligation to maintain the confidentiality of the terms and conditions of his or participation in the Plan, including his or her designation as a Participant in the Plan and the amount determined as his or her pro-rata share of the Potential Transaction Payment, except where disclosure to a party is necessary because of the particular relationship the Participant shares with that party. Such parties may include the Participant’s spouse, attorney, tax or financial advisor, who, in turn, shall be advised by such Participant that they may not disclose or communicate the terms and conditions of the Participant’s participation in the Plan.
     10. Definitions
          10.1 For purposes of this Plan, Contingent Consideration. Contingent Consideration Amount Earned Options, Liquidation Event and Liquidation Proceeds shall be defined as follows:
               (a) “Contingent Consideration” shall mean variable or contingent amounts of consideration to be paid to stockholders of the Company in connection with a Liquidation Event that vary with or are contingent upon events or performance occurring after the date of the closing of a Liquidation Event, including amounts of consideration subject to an escrow agreement, to a purchase price adjustment or to indemnity claims. Each such variable or contingent amount is referred to herein as a “Contingent Consideration Amount.”

               (b) “Earned Options” shall mean (i) for those Predetermined Participants not employed by the Company as of the Liquidation Date, the number of shares of common stock of the Company for which such Predetermined Participant’s options were exercisable at the time of separation; (ii) for those Predetermined Participants employed by the Company as of the Liquidation Date and who have been employed by the Company for less than three (3) years at such time, the number of shares of common stock of the Company for which such Predetermined Participant’s options are exercisable on the Liquidation Date; and (iii) for those Participants employed by the Company as of the Liquidation Date and who have been employed by the Company for more than three (3) years at such time, the number of shares of common stock of the Company for which such Predetermined Participant’s options would be exercisable one (1) year after the Liquidation Date, assuming that the vesting of any unvested options continued for such period under the terms of the applicable option plans and agreements and that no applicable option exercise periods had terminated. Notwithstanding any other provisions in this section 10(b), for each of Magid Abraham and Gian Fulgoni. Earned Options shall mean the sum of (i) The number of shares of common stock of the Company for which such individual’s options were exercisable on the Liquidation Date and (ii) the lesser of (x) the number of shares of common stock of the Company for which such Individual’s options were unexercised and not yet exercisable on the Liquidation Date and (y) seven hundred and fifty thousand (750,000) shares.
               (c) “Liquidation Event” shall be deemed to mean (i) a consolidation or merger of the Company with or into any other corporation or corporations or entity or entities) (unless the Company’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold (solely in respect of their equity interests in the Company before the transaction) at least a majority of the voting power of the surviving or successor entity to the business and assets of the corporation); (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Company (other than a pledge of assets or grant of security interest therein to a commercial lender or similar entity in connection with commercial lending or similar transactions) (unless the Company’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold (solely in respect of their equity interests in the Company before the transaction) at least a majority of the voting power of the surviving entity or successor to the business and assets of the Company); (iii) any sale, transfer or issuance or series of sales, transfers or issuances of shares of the Company’s capital stock by the Company or the existing holders thereof to new holders, as a result of which the holders of the Company’s outstanding capital stock possessing the voting power to elect a majority of the the Company’s Board immediately prior to such sale, transfer or issuance cease to own the requisite amount of the Company’s outstanding capital stock to possess the voting power to elect a majority of the Company’s Board; or (iv) the effectuation of a transaction or series of related transactions in which at least a majority of the Company’s the outstanding voting power is transferred to another entity; provided that an Automatic Recapitalization shall not be deemed a Liquidation Event.
               (d) “Liquidation Proceeds” shall mean the aggregate amount, if any, paid (or that would otherwise be payable but for this Plan) to the Company’s stockholders as a result of Liquidation Event after payment in full of all debts, liabilities and obligations of the Company (other than the Company’s obligations under this Plan and the Restated Certificate) including transaction fees paid payable in connection with such Liquidation Event, but excludes any amounts the acquiror (or an affiliate thereof) pays to the Participants in connection with the commencement of their employment or service with the acquiror (or an affiliate thereof). Liquidation Proceeds shall, for avoidance of doubt and for greater certainty, not include indebtedness for borrowed money or similar non-trade liabilities or obligations (including pension liabilities, guarantees, capitalized leases, and the like) of the Company repaid, retired, extinguished, or assumed in connection with, or which otherwise remain outstanding as of the Liquidation Date. Liquidation Proceeds shall include Contingent Consideration to the extent actually paid to stockholders of the Company. The Liquidation Proceeds shall be determined by the Board prior to the closing of the Liquidation Event and such determination shall be final and binding; provided that any portion of the Liquidation proceeds attributable to Contingent Consideration shall be distributed on a pro-rata basis to all Participants, in proportion to each Participant’s percentage of the Non-Contingent Payment, upon the payment of such Contingent Consideration to stockholders. All amounts and calculations that may include or be effected by Contingent Consideration, including the Potential Transaction Payment, Contingent Consideration Amounts and Participants’ Individual Payment and Variable Amount, shall be recalculated upon each payment of Contingent Consideration to stockholders.
               (e) “Liquidation Date” shall mean the date of the closing of the Liquidation Event.
11.	General Provisions
          11.1 The Company (or its acquiror or successor) shall withhold applicable taxes and other payroll deductions from any payment under the Plan. As a condition to receiving any payment under this Plan, each Participant must make arrangements satisfactory to the Company (or its acquiror or successor) to enable the applicable entity to satisfy all withholding obligations.
          11.2 No amounts payable under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the payments awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the company (or its acquirer or successor), and shall not be construed to create a trust or an obligation to create a trust. Participants shall have the status of general creditors of the Company in respect of amounts, if any, payable to Participants under this Plan.
          11.3 No Participant shall have the right to assign, transfer, alienate, pledge, encumber or otherwise dispose of his interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.
          11.4 Each Participant shall be provided with a copy of the Plan and any amendments to such Plan and notified of his Transaction Percentage, when calculated pursuant to the terms of the Plan.
          11.5 No action of the Company in establishing this Plan, no action taken under this plan and no provision of this Plan itself shall be construed to grant any person the right to remain as an employee of the Company (or its acquiror or successor) for any period of specific duration.

Rather, each employee will be employed “at will,” which means that either such employee or the Company (or its acquiror or successor) may terminate the employment relationship at any time for any reason, with or without cause.
12.	Arbitration
          Any and all disputes arising out of, or connected to, the Plan, the interpretation of the Plan’s provisions, or a Participant’s rights or alleged rights under the Plan shall be subject to binding arbitration, to the extent permitted by law, in Fairfax County, Virginia, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Each Participant agrees and hereby waives his right to jury trial as to matters arising out of the plan, the terms of the Plan, the interpretation of the Plan’s provisions, or a Participant’s rights or alleged rights under the Plan, to the extent permitted by law. The Company and each Participant agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.
     This is the full and complete embodiment of the terms of this Plan described herein.
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EXHIBIT A
TABLE OF DISCRETIONARY PARTICIPANT ALLOCATIONS

Discretionary Participant	Discretionary Transaction Percentage

EXHIBIT B
FORM OF IRREVOCABLE WAIVER AND RELEASE
     WHEREAS, the undersigned is a Participant or an affiliate of a Participant (both, a “Participant” for purposes hereof) under comScore Networks. Inc.’s Incentive Plan, as amended from time to time (the “Plan”).
     WHEREAS, pursuant to Section 2.2 of the Plan, it is a condition precedent to the Participant’s eligibility to receive a payment under the Plan (a “Payment”) that the Participant, among other things, execute an irrevocable waiver and release in favor of the Company in the form hereof (the “Release”), all as specified in the Plan.
     WHEREAS, the Company proposes to consummate a Liquidation Event (the “Specified Liquidation Event”) and has delivered to the Participant a Transaction Notice describing the material terms of the Specified Liquidation Event.
     WHEREAS, the Participant desires to satisfy one of the condition precedents to the Participant becoming eligible to receive a Payment in connection with the Specified Liquidation Event by executing and delivering this Release to the Company in conjunction with the Participant’s Plan Election.
     NOW THEREFORE, in consideration of the benefits that may accrue to the Participant under the Plan and other good and valuable consideration, the receipt and sufficiency is hereby agreed, the Company and the Participant hereby agree as set forth herein. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Plan.
     1. Recitals.All of the above recitals are hereby incorporated into this Release by reference as though set forth verbatim herein.
     2. Agreement as to Terms. The Participant agrees to the terms of the Specified Liquidation Event, the Plan and the transactions contemplated thereby, including this Release. The Participant further (a) acknowledges and agrees that the Participant has had full opportunity to review the terms of the Plan and this Release with representatives of the Company and the Participant’s independent legal counsel and (b) represents and warrants to the Company that the Participant has read carefully and is familiar with and fully understands the terms of the Plan and the Release, including, without limitation, the conditions precedent to Participant receiving a payment under the Plan.
     3. Irrevocable Waiver and Release of Claims on Closing Date. In consideration of the partial satisfaction the condition precedents to the Participant’s eligibility to receive a payment under the Plan, effective upon the closing of the Specified Liquidation Event the “Closing Date”).

the Participant, on behalf of the Participant and the Participant’s Affiliated Persons, and the respective heirs, family members, executors, agents and assigns of the Participant and Participant’s Affiliated Persons, hereby irrevocably fully and forever releases the Company and the Company’s Affiliated Persons and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters arising out of or directly or indirectly related to the Specified Liquidation Event, the Specified Employment Matters, the Plan, or the Release, whether known or unknown as of the Closing Date, suspected or unsuspected, that the Participant may possess arising from any omissions, acts or facts that have occurred up until and including the Closing Date.
     4. Waiver and Release of Claims on Payment of Variable Amounts. In the event that Variable Amounts become payable to the Participant under the Plan in respect of the Specified Liquidation Event (the date of any such payment, a “Variable Payment Date”), the Participant, on behalf of the Participant and the Participant’s Affiliated Persons, and the respective heirs, family members, executors and assigns of the Participant and Participant’s Affiliated Persons, in consideration for such Variable Amount, shall, by accepting any part of such Variable Amount, irrevocably fully and forever release the Company and the Company’s Affiliated Persons and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind arising out of or directly or indirectly related to the Specified Liquidation Event, the Specified Employment Matters, the Plan or the Release, whether known or unknown as of the Variable Payment Date, suspected or unsuspected, that the Participant may possess arising from any omissions, acts or facts that have occurred up until and including the applicable Variable Payment Date.
     5. Unknown Claims; Reliance. The Participant acknowledges that the Participant has been advised by legal counsel and, on behalf of the Participant and the Participant’s Affiliated Persons, and the respective heirs, family members, executors, agents and assigns of the Participant and Participant’s Affiliated Persons, hereby expressly waives the provisions of any applicable laws restricting the release of claims that a party does not know or suspect to exist at the time of the release, and acknowledges that the Company and the Company’s Affiliated Persons are entering into the Specified Liquidation Events in reliance on the releases contemplated hereby.
     6. Definitions.
          (a) The term “Affiliated Person” shall mean, as to the Participant and the Company (as applicable, a “Specified Person”), as applicable, any director, officer, employee, stockholder, beneficiary, legal counsel, family member or relation, agent or fiduciary of such Specified Person, and any partnership, corporation, limited liability company, association, joint stock company, trust or joint venture controlling, controlled by or under common control with such Specified Person. For these purposes, “control” means the possession, directly or indirectly, of the power to direct management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.
          (b) The term “Specified Employment Matter” shall mean, as to the Participant, (a) any and all claims relating or arising from the Participant’s employment relationship with the Company and any termination of that relationship; (b) any and all claims relating to, or arising from, the participant’s right to purchase, actual purchase, ownership or forfeiture of shares of the Company’s capital stock or options to acquire such stock, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duly, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; Conversion; workers’ compensation and disability benefits; (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”) (any waiver or release in respect of the ADEA, an “ADEA Waiver”), the Americans with Disabilities Act of 1990, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act the Family Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and California Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder; (e) any and all claims for violation of the federal, or any state, constitution; (f) any and all claims arising out of any applicable laws and regulations relating to employment or employment discrimination; and (g) any and all claims for attorneys’ fees and costs.
     7. Acknowledgment of Waiver of Claims under ADEA. The Participant acknowledges that, pursuant to Section 3 and 4 of this Release, the Participant is waiving and releasing any rights the Participant may have under the ADEA at the Closing Date or at the applicable Variable Payment Date, and that any such ADEA Waiver is knowing and voluntary. The Participant and the Company agree that any ADEA Waiver does not apply to any rights or claims that may arise under the ADEA after the Closing Date or the applicable Variable Payment Date, as the case may be. The Participant acknowledges that the consideration given for the irrevocable waiver and releases specified in this Release is in addition to anything of value to which the Participant was already entitled. The Participant further acknowledges that the Participant has been advised by this writing that (a) the Participant should consult with an attorney prior to executing this Release; (b) the Participant has had at least twenty-one (21) days within which to consider this Release; (c) the Participant has seven (7) days following the Closing Date or the applicable Variable Payment Date, as the case may be, to evoke the ADEA Waiver portion of the Participant’s waiver and release in respect of Specified Employment Matters; (d) any such ADEA Waiver portion of the Participant’s waiver and release in respect of Specified Employment Matters shall not be effective until the applicable revocation period has expired and (e) nothing in this ADEA Waiver prevents or precludes the Participant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation of the ADEA Waiver portion of the Participant’s waiver and release in respect of a Specified Employment Matter should be in writing and delivered to the Company, Attention: Chief Executive Officer, at the Company’s principal offices by close of business on the seventh day from the Closing Date or the applicable Variable Payment Date, as the case may be.

     IN WITNESS WHEREOF, the undersigned have affixed their signatures as of the Effective Date.

“Company”	“Participant”

COMSCORE NETWORKS, INC.

(Authorized signature)

(Name and Title of Person Signing)	(Name of Participant)

EXHIBIT C
COMSCORE NETWORKS, INC. INCENTIVE PLAN
PARTICIPATION NOTICE
     Attached is a copy of the comScore Networks, Inc. Incentive Plan, as amended from time to time (the “Plan”). The Company’s Board of Directors, subject to the terms and conditions of the Plan, has designated you a Participant in the Plan. Subject to the terms of the Plan, your Transaction Percentage (as determined under the terms of the Plan) entitles you to receive a percentage of the Potential Transaction Payment. Your share of the Potential Transaction Payment, if any, will be paid to you in accordance with the terms of the Plan.
     Please note in particular Section 9 of the Plan, which requires that you maintain the confidentiality of the terms and conditions of your participation in the Plan, including your designation as a Participant and your Transaction Percentage, except where disclosure is necessary to certain individuals. Your eligibility to participate in the Plan is conditioned, among other things, on your acceptance of your designation, subject to your agreement to maintain such confidentiality and to be bound by the terms of the Plan. To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this letter in the space indicated below and return it to                      on or before                     , 200_.

COMSCORE NETWORKS, INC.
By:
Title:

Accepted:
     I represent that I have read and am familiar with the Plan and its terms, including, without limitation, the conditions precedent to my eligibility to receive a payment under the Plan specified in Sections 2.1, 2.2 and 2.3 of the Plan and the provisions concerning the amendment or termination of the Plan specified in Section 8 thereof. I hereby accept my designation as a Participant in the Plan and agree to be bound by the terms of the Plan. I further agree to keep the terms and conditions of my participation in the Plan, including my designation as a Participant and my Transaction Percentage under the Plan, confidential and not to disclose such terms and conditions except where disclosure to a party is necessary because of the particular relationship I share with that party. Such parties may include my spouse, attorney, tax or financial advisor, who, in turn, shall be advised by me that they may not disclose or communicate the terms and conditions of my participation in the Plan.

Date: